Exhibit 3.1

LAUREATE EDUCATION, INC.,

A DELAWARE PUBLIC BENEFIT CORPORATION

CERTIFICATE OF INCORPORATION

ARTICLE FIRST: The name of the corporation (which is hereinafter called the “Corporation”) is: Laureate Education, Inc. The Corporation hereby elects to become a public benefit corporation under Subchapter XV of the General Corporation Law of the State of Delaware.

ARTICLE SECOND: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware . The specific public benefit purpose of the Corporation is to produce a positive effect (or a reduction of negative effects) for society and persons by offering diverse education programs delivered online and on premises operated in the communities that we serve, as the board of directors may from time to time determine to be appropriate and within the Corporation’s overall education mission.

ARTICLE THIRD: The present address of the principal office of the Corporation is 650 South Exeter Street, Baltimore, Maryland 21202.

ARTICLE FOURTH: The address of the Corporation’s registered office in the State of Delaware is Capitol Services, Inc., 1675 South State Street, Suite B, Dover, DE 19901, Kent County. The registered agent at such address is Capitol Services, Inc., 1675 South State Street, Suite B, Dover, DE 19901, Kent County.

ARTICLE FIFTH: The total number of shares of stock of all classes which the Corporation has authority to issue is 750,000,000 shares, having an aggregate par value of $750,000, of which 700,000,000 shares, par value of $0.001 per share, having an aggregate par value of $700,000, shall be Common Stock, and 50,000,000 shares, par value of $0.001 per share, having an aggregate par value of $50,000, shall be Preferred Stock.

ARTICLE SIXTH: The Board of Directors may classify and reclassify Common Stock and Preferred Stock into one or more classes of common stock, preferred stock, or special stock, by setting any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption of the stock. Prior to issuing any stock as so classified or reclassified , the Board of Directors shall file with the Office of the Secretary of State of the State of Delaware any document required by the General Corporation Law of the State of Delaware.

ARTICLE SEVENTH: (a) The number of directors of the Corporation shall be as set forth in the Bylaws of the Corporation, but shall never be less than the minimum number permitted by the General Corporation Law of the State of Delaware now or hereafter in force.

(b)  In addition to action taken by unanimous written consent, as provided by Delaware law, the holders of Common Stock may take action or consent to any action by delivering a consent in writing or by electronic transmission of the stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a stockholders meeting if the Corporation gives notice of the action to each holder of the Common Stock not later than 10 days after the effective date of the action.

ARTICLE EIGHTH: (a) The following provisions are hereby adopted for the purpose of defining, limiting and regulating the powers of the Corporation and of the directors and stockholders:

(1)                        Except as set forth in this Certificate of Incorporation, the Board of Directors of the Corporation is hereby empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class or classes, whether now or hereafter authorized, for such consideration as may be deemed advisable by the Board of Directors and without any action by the stockholders.

(2)                       The Board of Directors of the Corporation shall, consistent with applicable law, have the power from time to time and in its sole discretion to determine in accordance with sound accounting practice or other reasonable valuation methods, what constitutes annual or other net profits, earnings, surplus, assets, liabilities or net assets in excess of capital; to fix and vary from time to time the amount to be reserved as working capital, or determine that retained earnings or surplus shall remain in the hands of the Corporation; to set apart out of any funds of the Corporation such reserve or reserves in such amount or amounts and for such proper purpose or purposes as it shall determine and to abolish any such reserve or any part thereof; except as set forth in this Certificate of Incorporation, to distribute and pay distributions or dividends in stock, cash or other securities or property, out of surplus or any other funds or amounts legally available therefor, at such times and to the stockholders of record on such dates as it may, from time to time, determine; and to determine whether and to what extent and at what times and places and under what conditions and regulations the books, accounts and documents of the Corporation, or any of them shall be open to the inspection of stockholders. Except as otherwise provided by statute or by the Bylaws or by written agreements among the Corporation and the holders of one or more classes of the Corporation’s stock, no stockholder shall have any right to inspect any book, account or document of the Corporation unless authorized to do so by resolution of the Board of Directors.

(3)                       The Corporation shall, to the fullest extent permitted by Section 145  of the General Corporation Law of the State of Delaware, indemnify and provide for advancement of expenses to all persons whom it shall have the power to indemnify and provide for advancement of expenses pursuant thereto. Any disinterested failure to satisfy Section 365 of the General Corporation Law of the State of Delaware shall not, for the purposes of Section 102(b)(7) or Section 145  of the General Corporation Law of the State of Delaware, constitute an act or omission not in good faith, or a breach of the duty of loyalty. The foregoing shall not be exclusive of any other rights to which those seeking indemnification or advancement may be entitled. The Board of Directors may take such actions as is necessary to carry out these indemnification and advancement provisions and is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions and contracts implementing such provisions, to secure directors’ and officers’ liability insurance in amounts determined by the Board, or such further indemnification arrangements as may be permitted by law.  No amendment of the Certificate of Incorporation shall limit or eliminate the right to indemnification and/or advancement provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

(4)                       No director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this Article EIGHTH (a)(4) shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derives an improper personal benefit. If the General Corporation Law of the State of Delaware is amended to further eliminate or limit the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. No amendment to or repeal of this Article EIGHTH (a)(4) shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

(5)                      (A)  Certain Definitions. For purposes of this Article Eighth, Section (a)(5), (i) “Affiliate” of any Person shall include any principal, member, director, partner, shareholder, subsidiary, officer, employee or other representative of any Person that, directly or indirectly, is controlled by such Person, controls such Person or is under common control with such Person (with respect to the Sponsor Affiliates, other than the Corporation and any entity that is controlled by the Corporation) or any Person that, directly or indirectly, is controlled by such Person, controls such Person or is under common control with such Person, (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity and (iii) “Sponsor-Affiliates” shall mean Wengen Alberta, Limited Partnership and each of the parties to that ce1tain Securityholders Agreement dated as of July 11, 2007 among Wengen Alberta, Limited Partnership and the other parties thereto, and each of their respective Affiliates.

(B)                                         Certain Activities.  In anticipation of the benefits to be derived by the Corporation through its continued contractual, corporate and business relationships with the SponsorAffiliates and in anticipation and recognition that (i) certain directors, principals, officers, employees and/or other representatives of Sponsor-Affiliates may serve as directors or officers of the Corporation, (ii) the Sponsor-Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board of Directors who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article Eighth, Section (a)(5) are set forth to define the circumstances in which any duties of the NonEmployee Directors and the Sponsor-Affiliates to the Corporation or its stockholders would not be breached even if certain classes or categories of business opportunities are alleged to have been usurped by one or more of the Sponsor-Affiliates, the Non-Employee Directors or their respective Affiliates.

(C)                                         Certain Transactions.  None of (i) any Sponsor-Affiliate or (ii) any Non-Employee Director or his or her Affiliates (any such Person identified in clause (i) or (ii), an “Identified Person”) shall be in breach of any duty to the Corporation or its stockholders for directly or indirectly (A) engaging in a corporate opportunity in the same or similar business activities or lines of business in which the Corporation or any of the Affiliated persons has a reasonable expectancy interest or property right or (B) otherwise competing with the Corporation. For the avoidance of doubt, to the extent that any purchase, sale or other transaction by any Identified Person involving any securities or indebtedness of the Corporation or any of its Affiliates (or involving any hedge, swap, derivative or other instrument relating to or in respect of any of the foregoing securities or indebtedness) may be deemed to be a corporate opportunity or to be in competition with the Corporation, the Identified Persons shall be fully protected by the foregoing provisions of this Article Eighth, Section (a)(5) in pursuing such purchase, sale or other transaction or in taking any other action in respect of or affecting such securities, indebtedness or other instrument. The Corporation hereby renounces any reasonable expectancy interest or property right in any business opportunity which may be a corporate opportunity for both an Identified Person and the Corporation or any of its Affiliates, except as provided in paragraph (D) of this Article Eighth, Section (a)(5). In the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, himself or herself and the Corporation or any of its Affiliates, such Identified Person would not be in breach of any applicable duty to the Corporation or its stockholders for failing to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates. To the fullest extent permitted by law, no Identified Person can be held personally liable to the Corporation or its stockholders or creditors for any damages as a result of engaging in any of activities permitted pursuant to this paragraph (C) or which are stated in this paragraph (C) to constitute a breach of its, his or her duties to the Corporation or its stockholders if engaged in by such Identified Person.

(D)                                         Usurping Certain Corporate Opportunities Are Breaches of Duty to the Corporation or its Stockholders. The Corporation does not renounce its expectancy interest or property right in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation and the provisions of paragraph (C) of this Article Eighth, Section (a)(5) shall not apply to any such corporate opportunity.

(E)                                          Exclusion. In addition to and without limiting the foregoing provisions of this Article Eighth, Section (a)(5), a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if the Corporation is not financially capable or contractually permitted or legally able to undertake it, or such opportunity is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or such oppo1tunity is one in which the Corporation has no reasonable expectancy interest or property right.

(F)                                           Other Agreements.  Notwithstanding the foregoing, this Article Eighth, Section (a)(5) shall in no way modify, waive, amend or limit (1) any of the terms or conditions set forth in Section 6 of the Executive Interest Subscription Agreement dated as of August 17, 2007 between Wengen Alberta, Limited Partnership and Douglas L. Becker (as it may be amended, restated, supplemented or otherwise modified from time to time) or any employment or non-competition agreement between Mr. Becker and the Corporation or any of its Affiliates, as the same may limit or otherwise affect Mr. Becker or (2) any agreement entered into after the date hereof between the Corporation or any of its Affiliates, on the one hand, and any Sponsor Affiliate, on the other hand containing a covenant not to compete, a covenant not to solicit, or any other comparable provisions.

(b) The enumeration and definition of particular powers of the Board of Directors included in the foregoing shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other A1ticle of this Certificate of Incorporation, or construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board of Directors under the General Corporation Law of the State of Delaware now or hereafter in force.

ARTICLE NINTH:                                                The duration of the Corporation shall be perpetual.

ARTICLE TENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors, or any class of them and/or between this Corporation and its stockholders, or any class of them, any cost of equitable jurisdiction within the State of Delaware, may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said cost directs.  If a majority in number representing three forth in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

ARTICLE ELEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights, and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

ARTICLE TWELFTH:  Robert W. Zentz, is the sole incorporator and his mailing address is 650 South Exeter Street, Baltimore, Maryland 21202.

I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate of Incorporation, and do hereby certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 1st day of October, 2015.

/s/ Robert W. Zentz
Name: Robert W. Zentz
Title: Incorporator

DATED: October 1, 2015